As filed with the Securities and Exchange Commission on April 19, 2012

Registration Statement No. 333-180367

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELSTER GROUP SE
(Exact Name of Registrant as Specified in its Charter)
Federal Republic of Germany
(State or Other Jurisdiction of Incorporation or Organization)
Not Applicable
(I.R.S. Employer Identification Number)
Frankenstrasse 362
45133 Essen
Germany
+49 201 54 58 0
(Address and Telephone Number of Registrant’s Principal Executive Offices)

John D. Bluth
Elster Solutions, LLC
208 South Rogers Lane
Raleigh, NC 27610-2144
+1 (919) 212-4700
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Richard J.B. Price
Shearman & Sterling LLP
9 Appold Street
London EC2A 2AP, England
Tel: +44 (20) 7655-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €1 per share(1)(2)	17,544,825.25(3)	$62.42(4)	$1,095,147,977(4)	$125,504(4)(5)

(1)	All of the ordinary shares being registered hereby are being offered for the account of the selling shareholders named in this registration statement. Except as set forth in the footnotes below, none other of the registrant’s ordinary shares are being registered pursuant to this registration statement.
(2)	Each American depositary share represents four ordinary registered shares. American depositary shares issuable upon deposit of the ordinary registered shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-169573) filed on September 24, 2010.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional ordinary shares as may be offered or issued to the selling shareholders to prevent dilution resulting from share dividends, share splits or similar transactions.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Elster Group SE ADSs on March 21, 2012.

(5)	The registration fee was previously paid in connection with the initial filing of this Registration Statement on March 27, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

ELSTER GROUP SE

70,179,301 American Depositary Shares

Representing 17,544,825.25 Ordinary Shares

Rembrandt Holdings S.A., which we refer to as Rembrandt, and Nachtwache Reserve GmbH, which we refer to as Nachtwache, are offering for resale up to 70,179,301 American Depositary Shares, or ADSs, of Elster Group SE, a European public limited liability company (Societas Europaea, or SE) with its registered office in the Federal Republic of Germany. In this prospectus, we refer to Rembrandt and Nachtwache, collectively, as the Selling Shareholders. Each ADS represents one-fourth of an ordinary share, nominal value €1.00 per share. The ADSs may be offered from time to time by the Selling Shareholders on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions, at fixed or negotiated prices.

At any time a particular offer of the ADSs covered by this prospectus is made by any Selling Shareholder, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

The Selling Shareholders may offer the ADSs independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “Plan of Distribution.”

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in our securities. The amount and price of the ADSs offered under this prospectus will be determined at the time of the offering.

We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “ELT.”

Investing in these securities involves risks that are described in the “Risk Factors” section contained in the applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2012

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About This Prospectus

Unless the context otherwise requires, the “Company,” “we,” “us,” “our” and “Elster” refer to Elster Group SE and, unless the context otherwise requires, to our subsidiaries.

Where You Can Find More Information

We file annual and other reports with the United States Securities and Exchange Commission, or the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on March 2, 2012 (the “Form 20-F”); and

•	The description of our ordinary shares, nominal value €1.00 per share, and our ADSs in our registration statement on Form 8-A filed with the SEC on September 24, 2010, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC.

As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

Elster Group SE
Frankenstrasse 362
45133 Essen, Germany
Telephone: +49 201 54 58 0
Fax: +49 201 54 58 362
E-mail: investors@elster.com

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus, including any applicable prospectus supplement, includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections of future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “views,” “potential” and similar expressions. These statements are based on current plans, estimates, assumptions and projections, and therefore readers should not place undue reliance on them. These forward-looking statements are subject to risks, uncertainties and assumptions about our business. You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained in this prospectus or any applicable prospectus supplement or incorporated by reference in this prospectus or any applicable prospectus supplement. See “Where You Can Find More Information.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the future events described in this prospectus may not occur.

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Enforceability of Certain Civil Liabilities

Elster Group SE is a European public limited liability company (Societas Europaea, or SE), and its registered offices and most of its assets are located outside of the United States. In addition, most of the members of our Administrative Board, our senior management and the experts named herein are residents of Germany and jurisdictions other than the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon Elster Group SE or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Elster Group SE in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Germany. In addition, actions brought in a German court against Elster Group SE, the members of its Administrative Board or its senior management to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, a German court does generally not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our Administrative Board or senior management and the experts named in this prospectus. In addition, even if a judgment against our company, the non-U.S. members of our Administrative Board, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

Elster Group SE

We are a European public limited liability company (Societas Europaea, or SE) with our registered seat in Germany. We are subject to European legislation on SEs, most importantly Council Regulation (EC) 2157/2001, which we refer to as the SE Regulation. We are also governed by the German SE Implementation Act (SE-Ausführungsgesetz) and the general provisions of German corporate law, in particular the German Stock Corporation Act (Aktiengesetz). As a result, we are treated to a large extent like a German stock corporation (Aktiengesellschaft), including with respect to capital measures such as capital increases and reductions, shareholders’ meetings and accounting.

We were registered in the commercial register of the local court (Amtsgericht) of Essen on February 23, 2010 under number HRB 22030. Our principal executive offices are located at Frankenstrasse 362, 45133 Essen, Germany, and our telephone number is +49 201 54 58 0. Our website is www.elster.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus. Our agent for service of process in the United States is John D. Bluth, Elster Solutions, LLC, 208 South Rogers Lane, Raleigh, NC 27610.

Risk Factors

For a description of some of the risks that could materially affect an investment in the securities being offered, you should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the applicable prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also read the discussion of risk factors, starting on page 8 in our Form 20-F, and identified in our future filings with the SEC, incorporated herein by reference. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

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Use of Proceeds

We will not receive any proceeds from the sale of ADSs by the Selling Shareholders. All of the ADSs offered by any Selling Shareholder pursuant to this prospectus will be sold by that Selling Shareholder for its own account. The Selling Shareholders will pay all expenses in connection with the registration of ADSs being offered by the Selling Shareholders.

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Prospectus Supplement

This prospectus provides you with a general description of the ADSs. Each time offered ADSs are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount of ADSs, the initial public offering price, the price paid for the ADSs, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to the offering, and any U.S. federal income tax consequences and German tax considerations applicable to the offered securities.

For more detail on the terms of the ADSs, you should read the exhibits filed with, or incorporated by reference into, this registration statement on Form F-3.

Description of Ordinary Shares

The following summarizes the material rights of holders of the shares of our company under German and applicable EU corporate law and the material provisions of our Articles of Association. This description is only a summary and does not describe everything that the Articles of Association contain. Copies of the Articles of Association will be publicly available from the commercial register (Handelsregister) in Essen or electronically at www.unternehmensregister.de. An English translation of our current Articles of Association is filed as an exhibit to the registration statement that includes this prospectus.

Share Capital

The issued share capital of our company consists of €28,220,041.00 divided into 28,220,041 ordinary registered shares (Namensaktien) with a nominal value of €1.00 per ordinary share.

Authorized Capital

Under the German Stock Corporation Act (Aktiengesetz), which in this context also applies to a German SE, a stock corporation’s shareholders’ meeting (Hauptversammlung) can authorize the management board, or, as the case may be, the management board (Vorstand) and the supervisory board (Aufsichtsrat), or, as the case may be, the managing directors (geschäftsführende Direktoren) and the administrative board (Verwaltungsrat) of a German SE with a single-tiered governance system, in each case acting jointly, to issue shares in a specified aggregate nominal amount of up to 50% of the issued share capital of such company at the time the resolution becomes effective. The shareholders’ authorization becomes effective upon registration in the commercial register (Handelsregister) and may extend for a period of no more than five years thereafter.

On September 30, 2010, our shareholders’ meeting resolved to amend the Articles of Association of our company to authorize the Managing Directors to increase the share capital with the Administrative Board’s consent against contributions in cash or in kind (or a combination thereof) (Authorized Capital 2010). The Managing Directors may use these authorizations until September 30, 2015 to issue new ordinary registered shares with a nominal value of €1.00 per ordinary share in one or more tranches for any legal purpose in an aggregate amount of up to €12 million. In case of a capital increase against contribution in cash all of our existing shareholders would have preemptive rights to subscribe for these new shares in proportion to the number of shares each shareholder holds in our then existing share capital. However, our Managing Directors may exclude the shareholders’ preemptive rights with the consent of the Administrative Board in the following circumstances:

•	to the extent that new shares must be granted to holders of subscription warrants or convertible bonds that we or any Company in which we have a direct or indirect majority holding have issued, in accordance with the terms of issuance of such warrants or convertible bonds;

•	if (i) the new shares represent 10% or less of the existing share capital when the authorized capital or issuance or the new shares is registered in the commercial register and (ii) the issue price of the new shares is not considerably lower than the stock exchange price at that time of the shares in our company (based on the price of our ADSs on the NYSE and on an exchange rate to be set in the Administrative Board’s resolution approving the share issuance); or

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•	to the extent necessary to avoid balancing out fractional amounts.

If we conduct a capital increase against contributions in kind, our Managing Directors may exclude the shareholders’ preemptive rights with the consent of the Administrative Board.

The resolution became effective upon its entry into the commercial register on October 1, 2010.

Conditional Capital

Under the German Stock Corporation Act, a stock corporation’s shareholders’ meeting can authorize conditional capital of up to 50% of the issued share capital at the time of the resolution. Conditional capital is share capital that the shareholders’ meeting has approved in advance for specific purposes subject to the issuance of the new capital in conformity with the terms of the shareholders meeting’s resolution.

On September 30, 2010, our shareholders’ meeting passed a resolution to conditionally increase our share capital by up to €7 million through the issuance of up to 7 million ordinary registered shares with a nominal value of €1.00 per ordinary share (Conditional Capital 2010). This conditional capital may only be used in connection with an issuance of convertible bonds or bonds with subscription warrants attached to be issued on or before September 30, 2015.

This resolution became effective upon its entry into the commercial register on October 1, 2010.

Preemptive Rights

Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preemptive right to subscribe for new shares to be issued by the corporation in proportion to the number of shares it holds in the corporation’s existing share capital. This also applies to an SE that is incorporated in Germany. These rights, however, do not apply to shares issued out of conditional capital. The German Stock Corporation Act only allows the exclusion of preemptive rights in limited circumstances, including those enumerated above with respect to our authorized capital. For an SE incorporated in Germany, at least three quarters of the votes cast at the relevant shareholders’ meeting must vote for such exclusion. In addition to approval by the shareholders’ meeting, the exclusion of preemptive rights requires a justification. The justification must be based on the principle that the interest of the company in excluding shareholders’ preemptive rights outweighs the shareholders’ interest in their preemptive rights and may be subject to judicial review.

Shareholders’ Meetings and Voting Rights

A meeting of the shareholders of our company, or shareholders’ meeting, may be called by the Administrative Board. Shareholders representing in the aggregate at least five percent of our share capital may request that a shareholders’ meeting be called. This request must be in writing and must describe the purpose and the justification of such shareholders’ meeting. Our shareholders’ meeting must be held in Germany.

Under German law and the Articles of Association of our company, our company must publish invitations to shareholders’ meetings in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger) at least thirty days before the last day on which the shareholders must notify our company that they intend to attend the meeting.

Shareholders representing in the aggregate at least 5% of our share capital or owning shares with an aggregate nominal value of at least €500,000 may also request the addition of one or several items to the agenda of any shareholders’ meeting. The request must contain an explanation or a proposal for a resolution. The request must be in writing and addressed to our registered office at least thirty days prior to the date of such meeting.

Under German law, shareholders have no right of access to the corporate records of a stock corporation or SE with its registered seat in Germany. Access to information from the company—except for any information disclosed as required by law—is generally limited to a shareholder’s right to demand information from management during the shareholders’ meeting to the extent necessary to evaluate a particular item of the agenda and to vote the shares at the shareholders’ meeting. Information which is provided to a shareholder in such capacity outside the shareholders’ meeting must, upon request, in a shareholders’ meeting also be provided to all other shareholders even if such information is not necessary to evaluate a particular item of the agenda.

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Shareholders who are registered in the share register may participate in and vote at the shareholders’ meeting. A notice by a shareholder of its intention to attend a shareholders’ meeting must be given to our company at least six days (or a shorter period, if so determined by our Administrative Board) before the meeting, not counting the day of notice and the day of the meeting.

Under German law, shareholders may only exercise their voting rights and resolve on corporate matters in a shareholders’ meeting and may generally not exercise their vote through written consents. However, according to the Company’s Articles of Association the Administrative Board may permit shareholders to participate directly in a shareholders’ meeting without being present in person or represented by a proxy and to exercise some or all of their rights, in whole or in part, through electronic means. In addition, the Administrative Board may permit shareholders to cast their votes in writing or by electronic means in lieu of participating in the shareholders’ meeting. Furthermore, shareholders may engage representatives to exercise their voting rights on their behalf. Authorization of proxies, revocation of proxy authorization and proof of proxy authorization vis-à-vis the Company must be furnished in text form as defined in Section 126b of the German Civil Code. In addition, German law does not permit cumulative voting. Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. See “Description of American Depositary Shares.”

In certain cases, a shareholder can be prevented from exercising its voting rights. This would be the case, for instance, for resolutions on the waiver or assertion of a claim by our company against the shareholder.

Each ordinary share carries one vote at a meeting of the shareholders. Resolutions are generally passed with a simple majority of the votes cast. Under the German Stock Corporation Act, a number of significant resolutions must be passed by a majority of at least 75% of the share capital represented in connection with the vote taken on that resolution. However, this is generally interpreted to require a majority of at least 75% of the votes actually cast. The majority required for some of these resolutions may also be lowered by the Articles of Association.

Although our company must notify shareholders of an ordinary or extraordinary shareholders’ meeting as described above, neither the applicable German statutory or European law nor the Articles of Association of our company have a minimum quorum requirement. This means that holders of a minority of our shares could potentially control the outcome of resolutions.

According to the Articles of Association of our company, resolutions to amend the Articles of Association may be passed only by at least a super-majority of 75% of the votes cast unless mandatory law provides otherwise. Pursuant to German statutory law, the 75% super-majority requirement also applies to the following matters:

•	the exclusion of preemptive rights in a capital increase;

•	capital decreases;

•	the creation of authorized capital or conditional capital;

•	dissolution of the company;

•	a merger (Verschmelzung) with another company or another corporate transformation;

•	a transfer of all or virtually all of the assets of our company; and

•	the conclusion of any domination agreement (Beherrschungsvertrag), profit and loss transfer agreement (Ergebnisabführungsvertrag) or similar inter-company agreements.

Dividend Rights

Shareholders participate in profit distributions in proportion to the number of shares they hold.

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Under German law, our company may declare and pay dividends only from the profits as they are shown in our company’s unconsolidated annual financial statements prepared in accordance with applicable German law.

Liquidation Rights

If our company is liquidated, any liquidation proceeds remaining after all of the liabilities have been paid off would be distributed among our shareholders in proportion to their holdings in accordance with German statutory law.

Repurchase of Our Own Shares

We may not acquire our own shares unless authorized by the shareholders’ meeting or in other very limited circumstances set out in the German Stock Corporation Act. The shareholders’ meeting may not grant a share repurchase authorization lasting for more than five years. The rules in the German Stock Corporation Act generally limit repurchases to 10% of our share capital and resales must generally be made either on a stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to preemptive rights relating to a capital increase.

On September 30, 2010, our shareholders authorized us to repurchase our shares and/or our ADSs for a period until September 30, 2015. Under this resolution, any shares and/or ADSs that we repurchase may be (i) sold on a stock exchange; (ii) offered and transferred to third parties against contributions in kind, including in connection with business combinations or the acquisition of companies or interests therein; (iii) offered for purchase or transferred to current or former employees of our company or any of our subsidiaries and members of corporate bodies of our subsidiaries; (iv) used to service subscription warrants or convertible bonds that we or any of our subsidiaries have issued or will issue; (v) sold to third parties against payment in cash at a price which is not significantly below the price quoted on the primary stock exchange on which our shares or ADSs are listed (in the case of shares, based on the price of our ADSs on the NYSE) and, if ADSs are sold, not significantly below the price of our ADSs on the NYSE; or (vi) redeemed. In addition, our Administrative Board is authorized to offer for purchase or transfer repurchased shares and/or ADSs to our Managing Directors as stock-based compensation.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation (and accordingly, an SE) may resolve upon request of a shareholder that holds at least 95% of the share capital that the shares held by any remaining minority shareholders be transferred to this shareholder against payment of “adequate cash compensation.” This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method (Ertragswertmethode).

Corporate Purpose of Our Company

The corporate purpose of our company, described in Section 2 of our Articles of Association, is the management of a group of companies and the administration of participations, in particular, of companies that develop, manufacture, assemble and/or distribute electricity, gas and water meters and regulation, control and safety products; to develop and provide related communications and network systems, controls and software; to provide services related to the foregoing; and to provide any related products or services. The corporate purpose includes the administration of such companies, their integration under common management and the provision of assistance, advice and services to them. The Company may also be active directly in the aforementioned business areas.

Registration of the Company with Commercial Register

Our company is a European public limited liability company (Societas Europaea, or SE) and is organized under the laws of Germany and the European Union. On February 23, 2010 our company was registered in the commercial register of Essen, Germany under the number HRB 22030 after our relocation from Luxembourg.

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Description of ADSs

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one-fourth of an ordinary share deposited with the office in Frankfurt of Deutsche Bank AG, Frankfurt Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Additional Information.”

Holding the ADSs

How will I hold my ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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•	Shares. The depositary may, upon our timely instruction, distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If any of these conditions required for the depositary to make the distribution are not met, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it cannot sell what we distributed, then it may dispose of what we distributed in a manner it deems reasonable, for nominal or no consideration, in which case you may receive no value for it. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act of 1933, as amended, or the U.S. Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

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Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or provide appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will direct the custodian to deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian or through a book-entry delivery. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the last paragraph of this section if no instruction is received, to the depositary to give a proxy to a proxy bank to vote the deposited securities represented by their ADSs in accordance with the recommendations of the proxy bank. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Germany and the provisions of our constitutive documents, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

If a proxy bank is appointed in accordance with the German Stock Corporation Act which may either be the custodian or another major German commercial bank as reasonably chosen by the depositary, the depositary will provide the ADS holders with the recommendation of the proxy bank with regard to the matters to be voted on. If you are an ADS holder and do not provide voting instructions in a timely fashion to the depositary in the manner specified by the depositary, you will be deemed to have instructed the depositary to vote or cause the securities represented by your ADSs to be voted in accordance with the recommendations of the proxy bank, in accordance with the German Stock Corporation Act.

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Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex, facsimile and electronic transmissions and deliveries (as expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, including any applicable interest and penalties thereon and any share transfer or other taxes or governmental charges, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Fees incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the ordinary shares, ADSs, ADRs and other deposited securities	As necessary
Fees incurred by the depositary in connection with the delivery of the deposited securities	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, officers, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
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Distribute securities on the ordinary shares that are not distributed to you	The depositary may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the U.S. Securities Act or (b) is exempt from registration under the U.S. Securities Act.
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADRs or, if necessary, replacement ADRs distributed by the depositary will evidence the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all shareholders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 60 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

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These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

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Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with (i) laws or governmental regulations relating to the execution and delivery of ADSs or the withdrawal of deposited securities; and (ii) regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares, unless requested by us in writing to cease doing so. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) beneficially owns the ordinary shares or ADSs to be deposited, (b) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (c) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

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Taxation

The following discussion describes the material German tax and U.S. federal income tax consequences that may be relevant for a U.S. Holder (as defined below) with respect to the acquisition, holding or transfer of the ADSs. To the extent the discussion relates to conclusions under current German tax and U.S. federal income tax law, and subject to the qualifications it contains, it represents the opinion of Shearman & Sterling LLP, our special German and U.S. federal income tax counsel.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs, that is:

•	a citizen or an individual resident of the United States,

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income tax without regard to its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion applies only to a U.S. Holder who is (i) a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes (the “Treaty”), (ii) not tax resident in Germany under German domestic tax law (i.e., it is a person whose place of residence, usual place of abode, registered office and place of management is not situated in Germany), (iii) fully eligible for benefits under the Treaty, and (iv) not subject to limitation on benefits provisions (e.g., the German anti-treaty-shopping provisions) with respect to income connected with the ADSs.

This discussion does not address the treatment of the acquisition, holding or transfer of ADSs that are (i) held in connection with a permanent establishment or fixed base through which a U.S. Holder carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

This discussion applies only to U.S. Holders that acquire the ADSs in the offering and hold the ADSs as capital assets for U.S. federal income tax purposes. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the ADSs by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers that are generally assumed to be known by investors. In particular, this discussion does not address tax considerations applicable to a U.S. Holder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, banks, thrifts, or other financial institutions, an insurance company, a tax-exempt organization, a person that holds the ADSs as part of a hedge, straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar, a person subject to the U.S. alternative minimum tax, or a person that owns or is deemed to own 10% or more of the Company’s voting stock or share capital. In addition, the discussion does not address tax consequences to an entity treated as a partnership for U.S. federal income tax purposes that holds the ADSs. The U.S. federal income tax treatment of each partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners in a partnership holding the ADSs should consult their own tax advisers.

This discussion does not purport to be a complete analysis of all German and U.S. federal income tax considerations that may be relevant for a U.S. Holder. It is based upon current German tax laws (including, but not limited to interpretation circulars issued by German tax authorities, which are not binding for the courts), U.S. federal income tax laws (including the Internal Revenue Code of 1986, as amended, which we refer to as the Code, final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof), and the Treaty. These laws are subject to change, possibly on a retroactive basis. There is no assurance that German or U.S. tax authorities will not challenge one or more of the tax consequences described in this discussion. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. The information included in the following section must not be understood as a substitute for individual tax advice.

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Prospective U.S. Holders of ADSs should consult their own tax advisors regarding the German tax and U.S. tax consequences of the purchase, ownership and disposition of the Company’s ADSs in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. Only such an individual tax consultation can appropriately take into account the particular tax situation of an investor.

German Taxation

General

For German tax purposes, the ADSs will represent a beneficial ownership interest in the underlying shares in Elster Group SE. Dividends are accordingly attributable to U.S. Holders and U.S. Holders are treated as holding an interest in the Company’s shares for German tax purposes.

German Taxation of Dividends

The full amount of a dividend distributed by the Company, excluding an amount that is treated as repayment of capital under German tax laws, is subject to German withholding tax at a rate of 25% plus a solidarity surcharge of 5.5% on the withholding tax, resulting in an aggregate rate of 26.375%. The basis for the withholding tax is the dividend approved for distribution by the Company’s general shareholder meeting.

Withholding tax is withheld and remitted to the German tax authorities regardless of whether or not a holder must report the dividend for tax purposes and regardless of whether or not a holder is a resident of Germany. With respect to dividends received after December 31, 2011, if either the respective shares are admitted to collective safekeeping (Sammelverwahrung) by a bank for central depository and are entrusted to it for collective safekeeping in Germany, or if the shares are held in separate safe custody (holding customers’ securities on special deposit; Streifbandverwahrung), the withholding tax will be deducted by (i) the German bank (including the German branch of a foreign bank), the German financial services institution (including the German branch of a foreign financial services institution), the German securities trading enterprise or the German securities trading bank (a “German Disbursing Agent”) which deposits or administers the shares and disburses or credits the investment income or which disburses the dividends to a foreign body, or (ii) by the bank for central depository of securities (Wertpapiersammelbank) to which the shares are entrusted for collective safekeeping of securities, if it disburses the dividends to a foreign body. In all other cases, withholding tax is withheld by the Company.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the dividends distributed to a U.S. Holder. The excess of the total withholding tax, including the solidarity surcharge, over the maximum rate of withholding tax permitted by the Treaty is refunded to the U.S. Holder by the German tax authorities upon application. For example, for a dividend of 100, a U.S. Holder initially receives 73.625 (100 minus the 26.375% withholding tax). A U.S. Holder is entitled to a partial refund from the German tax authorities in the amount of 11.375% of the gross dividend, which is equal to the excess of the amount withheld at the total German domestic dividend withholding rate (including the solidarity surcharge) over the amount computed under the applicable Treaty rate (e.g., the excess of the 26.375% total German withholding over the 15% Treaty withholding tax rate). As a result, the U.S. Holder ultimately receives a total of 85 (85% of the declared dividend) following the refund of the excess withholding.

German Withholding Tax Refund for a U.S. Holder

To claim the refund of amounts withheld in excess of the Treaty rate, a U.S. Holder must submit a claim for refund to the German tax authorities, with the voucher issued by the paying person (i.e., the Disbursing Agent, the bank for central depository of securities or the Company, as the case may be) documenting the tax withheld, within four years from the end of the calendar year in which the dividend is received. Claims for refund are made on a special German claim for refund form, which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, D-53221 Bonn, Germany). The German claim for refund form may be obtained from the German tax authorities at the same address where applications are filed, from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998, or can be downloaded from the homepage of the German Federal Tax Office (http://www.bzst.de). A U.S. Holder must also submit to the German tax authorities a certification (on IRS Form 6166) with respect to its last filed U.S. income tax return. This certification can be obtained from the Internal Revenue Service by filing a request for certification (generally on an IRS Form 8802, which will not be processed unless a user fee is paid) with the Internal Revenue Service, P.O. Box 71052, Philadelphia, PA 19176-6052. U.S. Holders should consult their own tax advisors regarding how to obtain an IRS Form 6166.

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Provided that certain requirements are fulfilled, under a simplified refund procedure based on electronic data exchange (Datenträgerverfahren), certain institutions (e.g., financial institutions holding ADSs in custody) registered as a participant in the electronic data exchange procedure with the German Federal Tax Office may file an electronic collective refund claim on behalf of U.S. Holders. The simplified refund procedure permits the refund only to the extent that German withholding tax does not exceed the standard Treaty rate on dividends (i.e., 15%). It is not possible to use the simplified procedure to claim a further refund for example based on special privileges under the Treaty.

German Taxation of Capital Gains

Capital gains from the disposition of ADSs realized by a holder that is not a German tax resident would be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, held ADSs (and/or shares in the Company) that represent 1% or more in the Company’s share capital. If such holder had acquired the ADSs without consideration, the previous owner’s holding period and size of the holding would also be taken into account. Pursuant to the Treaty, however, U.S. Holders are not subject to German tax even under such circumstances.

Principally, German statutory law requires a German Disbursing Agent to levy withholding tax on capital gains from the sale of shares or other securities held in a custodial account in Germany. The statute does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains. However, an interpretation circular issued by the German Federal Ministry of Finance (dated December 22, 2009, reference number IV C 1- S2252/08/10004, remarks no. 313, 315) provides that taxes need not be withheld when the holder of the custody account is not a resident of Germany for tax purposes and the income is not subject to German taxation. The interpretation circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the shares of a German company. While interpretation circulars issued by the German Federal Ministry of Finance are only binding on the tax authorities but not on the tax courts, in practice, Disbursing Agents nevertheless may rely on guidance contained in such interpretation circulars. Therefore, a Disbursing Agent may only withhold tax at 26.375% on capital gains derived by a U.S. Holder from the sale of ADSs held in a custodial account in Germany in the unlikely event that the Disbursing Agent did not follow this guidance. In this case, the U.S. Holder would be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty.

German Inheritance or Gift Tax

Under German domestic tax law the transfer of ADSs to another person by gift or inheritance is generally subject to German inheritance or gift tax in particular, if (i) the decedent, donor, heir, beneficiary, or any other transferee maintains a residence or has his or her habitual abode in Germany or, — in case of a company — its registered domicile or its place of management is located in Germany, in each case at the time of the transfer, or is a German citizen who has not spent no more than five consecutive years outside Germany without maintaining a residence in Germany; (ii) at the time of the transfer the ADSs are held by the decedent or donor as part of a business property for which a permanent establishment is maintained in Germany or for which a permanent representative in Germany has been appointed; or (iii) the ADSs subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of the Company and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons. Special rules apply to certain German citizens and former German citizens who neither maintain a residence nor have their habitual abode in Germany. Under certain circumstances, the current estate, inheritance and gift tax treaty between the U.S. and Germany limits Germany’s right of taxation with respect to the transfer of ADSs by gift or inheritance.

Other German Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of ADSs. Provided that certain requirements are met, entrepreneurs may, however, opt for the payment of value-added tax on transactions that are otherwise tax exempt. No net wealth tax is currently imposed in Germany.

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U.S. Taxation

General

A U.S. Holder of the ADSs will be treated for U.S. federal income tax purposes as the beneficial owner of the shares represented by those ADSs. No gain or loss will be recognized upon an exchange of the ADSs for such shares.

U.S. Taxation of Dividends

U.S. Holders must include the gross amount of cash dividends paid in respect of the ADSs, without reduction for German withholding tax, in ordinary income on the date that they are treated as having received them.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder with respect to the ADSs before January 1, 2013 will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends received with respect to the ADSs will be qualified dividends if (i) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or if the ADSs are readily tradable on an established securities market and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC.

The Treaty has been approved for the purposes of the qualified dividend rules. In addition, we believe that the ADSs will be considered readily tradable on an established securities market. Based on the Company’s audited financial statements and relevant market and shareholder data, the Company believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2011 taxable year. In addition, based on its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Company does not anticipate becoming a PFIC for its 2012 taxable year, and the foreseeable future.

German tax withheld from dividends will be treated, up to the 15% rate provided under the Treaty, as a foreign income tax that, subject to generally applicable limitations under U.S. tax law, is eligible for credit against the U.S. federal income tax liability of U.S. Holders or, if they have elected to deduct such taxes, may be deducted in computing taxable income. Such election would then apply to all foreign income taxes and certain other foreign taxes of the U.S. Holder. As discussed above under “—German Taxation—German Taxation of Dividends,” German withholding tax will be imposed at a rate of 25% plus a solidarity surcharge of 5.5% on the withholding tax (in total 26.375%). However, under the Treaty, U.S. Holders may request a refund of German tax withheld in excess of the 15% rate provided in the Treaty (see “—German Taxation—German Withholding Tax Refund for a U.S. Holder”). Fluctuations in the dollar-euro exchange rate between the date on which U.S. Holders receive a dividend and the date on which they receive a related refund of German withholding tax may give rise to foreign currency gain or loss, which is treated as ordinary income or loss for U.S. tax purposes.

U.S. Taxation of Sales or Other Taxable Dispositions

As discussed above under “—U.S. Taxation of Dividends,” the Company does not anticipate becoming a PFIC for the foreseeable future. Based in part on this belief, sales or other taxable dispositions by U.S. Holders of ADSs will give rise to capital gain or loss equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. Holder’s U.S. dollar basis in the ADSs. Any such capital gain or loss will be long-term capital gain or loss, subject to taxation at reduced rates for non-corporate taxpayers, if the ADSs were held for more than one year. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the adverse tax consequences that would result if the Company were treated as a PFIC in any taxable year, including any information reporting requirements.

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U.S. Information Reporting and Back-Up Withholding

Dividends paid in respect of ADSs, and payments of the proceeds of a sale of ADSs, paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and will be subject to backup withholding (currently imposed at a 28% rate) unless the holder (i) is an exempt recipient or (ii) provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Additional Reporting Requirements

Under recently enacted legislation, certain U.S. Holders who are individuals may be required to report information relating to ownership of the ADSs, subject to certain exceptions (including an exception for ADSs held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the ADSs.

Exchange Controls and Limitations Affecting Shareholders

There are currently no legal restrictions in Germany on international capital movements and foreign-exchange transactions, except in limited embargo circumstances relating to certain areas, entities or persons as a result of applicable resolutions adopted by the United Nations and the European Union. Restrictions currently exist with respect to, among others, Afghanistan, Belarus, Congo, Egypt, Eritrea, Guinea, Iran, Iraq, Ivory Coast, Lebanon, Liberia, Libya, Myanmar, North Korea, Somalia, Sudan, Syria, Tunisia and Zimbabwe.

For statistical purposes, there are, however, limited reporting requirements regarding transactions involving cross-border monetary transfers. With some exceptions, every corporation or individual residing in Germany must report to the German Central Bank (Deutsche Bundesbank) (i) any payment received from, or made to, a non-resident corporation or individual that exceeds €12,500 (or the equivalent in a foreign currency) and (ii) any claim against, or liability payable to, a non-resident or corporation, if these claims or commitments together exceed €5 million (or the equivalent in a foreign currency) at the end of any calendar month. Payments include cash payments made by means of direct debit, checks and bills, remittances denominated in euro and other currencies made through financial institutions, as well as netting and clearing arrangements.

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Selling Shareholders

The ADSs offered hereby are being offered solely by the Selling Shareholders. Any Selling Shareholder may offer for resale from time to time some of its ADSs at the time and price that it chooses. On any given day, the price per ADS is likely to be based on the market price of our ADSs, as quoted on the NYSE on the date of sale, unless ADSs are sold in private transactions. Consequently, we cannot currently determine the price at which the ADSs offered for resale pursuant to this prospectus may be sold.

The table below sets forth the number of ADSs that the Selling Shareholders own and may offer pursuant to this prospectus. The percentages in the table below reflect the ADSs beneficially owned by the Selling Shareholders as a percentage of the total number of our ADSs outstanding as of December 31, 2011.

We have prepared the table below based on information received from the Selling Shareholders on or prior to December 31, 2011. However, any or all of the ADSs listed below may be offered for sale pursuant to this prospectus by the Selling Shareholders from time to time. Accordingly, no estimate can be given as to the number of ADSs that will be held by the Selling Shareholders upon consummation of any sales. In addition, the Selling Shareholders may have acquired, sold or transferred, in transactions exempt from the registration requirements of the U.S. Securities Act, some or all of its ADSs since the date as of which the information in the table is presented.

Information about the Selling Shareholders may change over time. Any changed information will be set forth in prospectus supplements to this prospectus. From time to time, additional information concerning ownership of the ADSs may rest with certain holders of ADSs not named in the table below and of whom we are unaware.

We are not directly or indirectly owned or controlled by any foreign government. The address of Rembrandt Holdings S.A. is 20 Avenue Monterey, L-2163 Luxembourg. The address of Nachtwache Reserve GmbH is Klopstockstrasse 5, D-65187 Wiesbaden, Germany.

	ADSs Beneficially Owned Prior to Offering		ADSs Offered Hereby	ADSs Beneficially Owned After Completion of Offering(1)
Name	Number	Percentage	Number	Number	Percentage
Rembrandt Holdings S.A.(2)	69,648,276	61.70	69,648,276	—	—
Nachtwache Reserve GmbH(3)	531,025	0.47	531,025	—	—

(1)	Assumes that each selling shareholder disposes of all of the ADSs covered by this prospectus and does not acquire beneficial ownership of any additional ADSs. The registration of the ordinary shares underlying these ADSs does not necessarily mean that the selling shareholders will sell all or any portion of their ADSs covered by this prospectus.

(2)	Rembrandt Holdings S.A. is 100% collectively owned by CVC European Equity Partners IV (A) L.P., CVC European Equity Partners IV (B) L.P., CVC European Equity Partners IV (C) L.P., CVC European Equity Partners IV (D) L.P. and CVC European Equity Partners IV (E) L.P. CVC European Equity Partners IV (A) L.P. and CVC European Equity Partners IV (B) L.P. are managed by their general partner, CVC European Equity Partners IV (AB) Limited. CVC European Equity Partners (C) L.P., CVC European Equity Partners IV (D) L.P., CVC European Equity Partners IV (E) L.P. are managed by their general partner, CVC European Equity Partners IV (CDE) Limited. We refer to CVC European Equity Partners IV (AB) Limited and CVC European Equity Partners IV (CDE) Limited as the General Partners. Each of the General Partners acts as sole investment manager to the limited partnerships it manages and accordingly exercises voting and dispositive control over the shares held by those limited partnerships, including the shares of Rembrandt. The board of directors of each of the General Partners consists of the following individuals: Mark Grizzelle, Steven Koltes, Michael Smith, Jean McNutt, Brian Scholfield and Carl Hansen. These individuals are the natural persons who, in each case acting together in their capacities as members of the respective board of directors, possess voting and dispositive control over the shares held by the limited partnerships and the shares held by Rembrandt Holdings S.A. The General Partners and directors disclaim beneficial ownership in the shares of our company.
(3)	Nachtwache Reserve GmbH is wholly owned by Rembrandt Holdings S.A. As such, the natural persons who possess voting and dispositive control over the shares held by Rembrandt Holdings S.A. are also the natural persons who possess voting and dispositive control over the shares held by Nachtwache Reserve GmbH. Please see footnote (1) to this table, above.

Shareholder Indemnification Agreement

In May 2011, the German Federal Court of Justice ruled that the assumption of prospectus liability by a German stock corporation in a secondary offering of its securities constitutes an unlawful repayment of capital to the extent that the economic benefit received by the selling shareholder is not offset by the granting of adequate compensation by the selling shareholder. Under the court’s decision, an unlawful repayment of capital may only be avoided by the selling shareholder agreeing to reimburse the issuer for all costs incurred by it, and to indemnify the issuer for any liabilities assumed by it, in connection with the secondary offering.

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On March 20, 2012, we entered into an indemnification and cost reimbursement agreement with Rembrandt, pursuant to which Rembrandt agreed, under certain considerations, to indemnify us for all liabilities assumed by us, including liability under U.S. federal securities laws, in connection with our initial public offering in 2010 (on a pro rata basis based on the number of shares sold by Rembrandt), the April 2011 secondary public offering of our ADSs by Rembrandt and any future secondary public offerings of our ADSs by Rembrandt, including offers and sales of ADSs under this prospectus. Under this agreement, Rembrandt also agreed, under certain considerations, to reimburse us for all costs incurred by us in connection with future secondary public offerings of our ADSs by Rembrandt, including legal fees and accountants’ fees.

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Plan of Distribution

The ADSs offered by the Selling Shareholders under this prospectus may be sold, and any underwriter may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The ADSs may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of these ADSs. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the ADSs:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	sales in which broker-dealers agree with us or the Selling Shareholders to sell a specified number of ADSs at a stipulated price per ADS;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts or other obligations;

•	through the distribution of the ADSs by the Selling Shareholders to their partners, members or shareholders;

•	by an underwritten public offering;

•	in a combination of any of the above; or

•	any other method permitted pursuant to applicable law.

The ADSs offered under this prospectus may also be sold short and ADSs covered by this prospectus may be delivered to close out such short positions, or the ADSs may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the ADSs and underlying ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemental or amended to reflect such transaction).

If underwriters are used in the sale, the underwriters will acquire the ADSs for their own account, including through underwriting, purchase, security lending or repurchase agreements with the Selling Shareholders. The underwriters may resell the ADSs from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the ADSs in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the ADSs to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered ADSs if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ADSs in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the ADSs they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the ADS in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ADS then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

In connection with the sale of ADSs, the underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the ADSs for whom they may act as agents. The underwriters may sell ADSs to or through dealers, who may also receive compensation from the underwriters or from purchasers of the ADSs for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ADSs. If the ADSs are sold by the Selling Shareholders through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters, dealers and agents that participate in the distribution of the ADSs may be deemed to be underwriters as defined in the U.S. Securities Act, and any discounts or commissions received by them from the Selling Shareholders and any profit on the resale of the ADSs by them may be treated as underwriting discounts and commissions under the U.S. Securities Act.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The Selling Shareholders may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by the Selling Shareholders against and contribution toward certain liabilities, including liabilities under the U.S. Securities Act.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for the Selling Shareholders or us, including our subsidiaries, in the ordinary course of their business.

If so indicated in the applicable prospectus supplement relating to a particular issue of ADSs, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the ADSs under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

We will advise any Selling Shareholder that while it is engaged in a distribution of the ADSs, it is required to comply with Regulation M promulgated under the Exchange Act. With limited exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the ADSs.

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Legal Matters

Certain legal matters with respect to German, United States and New York law will be passed upon for us by Shearman & Sterling LLP, our German and U.S. counsel.

Experts

The consolidated financial statements of Elster Group SE as of December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated in this prospectus and the registration statement of which this prospectus forms part by reference to our annual report on Form 20-F for the year ended December 31, 2011 in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus, and upon the authority of that firm as experts in accounting and auditing. The offices of KPMG AG Wirtschaftsprüfungsgesellschaft are located at The Squaire – Am Flughafen, 60549 Frankfurt am Main, Germany.

The audit report refers to changes in the method of accounting for multiple-deliverable revenue arrangements in 2010.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Under German law, Elster Group SE may not, as a general matter, indemnify members of its Administrative Board or its Managing Directors. Certain limited exceptions may apply if the indemnification is in the legitimate interest of the company. We will indemnify our Administrative Board members and Managing Directors, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.

     We have provided directors’ and officers’ liability insurance for the members of the Administrative Board and the Managing Directors against civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), which they may incur in connection with their activities on behalf of Elster Group SE. The Registrant will continue to provide insurance for the indemnification of its officers and directors against such liability, as well as against liabilities under the Securities Act.

     In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Registrant, members of the Registrant’s Administrative Board, the Registrant’s Managing Directors and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 9. Exhibits

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section (10)(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Essen, Germany on the 19th day of April, 2012.

Elster Group SE

By:	/s/ Simon Beresford-Wylie
Name: Simon Beresford-Wylie Title: Chief Executive Officer

By:	/s/ Thomas Preute
Name: Thomas Preute Title: Chief Legal Officer

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Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ Simon Beresford-Wylie		April 19, 2012
Name: Simon Beresford-Wylie	(Principal Executive Officer and Member of the Administrative Board)
/s/ Rainer Beaujean		April 19, 2012
Name: Rainer Beaujean	(Principal Financial Officer and Principal Accounting Officer)
*		April 19, 2012
Name: Howard Dyer	(Chairman and Member of the Administrative Board)
*		April 19, 2012
Name: Clayton Brendish	(Member of the Administrative Board)
*		April 19, 2012
Name: Michael Cannon	(Member of the Administrative Board)
*		April 19, 2012
Name: John Delucca	(Member of the Administrative Board)
*		April 19, 2012
Name: Gregor Hilverkus	(Member of the Administrative Board)
*		April 19, 2012
Name: Steven Koltes	(Member of the Administrative Board)
*		April 19, 2012
Name: Jill Smith	(Member of the Administrative Board)
*		April 19, 2012
Name: Marc Strobel	(Member of the Administrative Board)

ELSTER SOLUTIONS LLC

Authorized Representative in the United States

By:               *
Name: John Bluth
 Title:   Senior Vice President, Investor Relations and Group Communications

* By:

/s/ Simon Beresford-Wylie	/s/ Thomas Preute
Simon Beresford-Wylie	Thomas Preute
Attorney-in-fact	Attorney-in-fact

II-5

Exhibit List

Exhibits:
*	1.1	Form of Underwriting Agreement.
	3.1	Articles of Association of Elster Group SE, as amended (English translation) (incorporated by reference to Exhibit 1.1 of Elster Group SE’s annual report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 2, 2012).
	4.1	Form of Deposit Agreement among Elster Group SE, Deutsche Bank Trust Company Americas and holders of American Depositary Receipts (incorporated by reference to Exhibit 4.2 of Elster Group SE’s registration statement on Form F-1 (No. 333-169347), as amended, filed with the SEC on September 13, 2010).
	4.2	Form of specimen of ordinary registered share certificate and English translation (incorporated by reference to Exhibit 4.1 of Elster Group SE’s registration statement on Form F-1 (No. 333-169347), as amended, filed with the SEC on September 13, 2010).
	4.3	Form of American Depositary Receipt (included in Exhibit 4.2) (incorporated by reference to Exhibit 4.3 of Elster Group SE’s registration statement on Form F-1 (No. 333-169347), as amended, filed with the SEC on September 13, 2010).
**	5.1	Opinion of Shearman & Sterling LLP, German counsel.
* *	8.1	Opinion of Shearman & Sterling LLP, as to US tax matters.
* *	8.2	Opinion of Shearman & Sterling LLP, as to German tax matters.
* *	23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.
	23.2	Consent of Shearman & Sterling LLP (included in its opinions filed as Exhibits 5.1, 8.1 and 8.2).
	24	Powers of Attorney of the registrants (included on the signature pages).

*	To be furnished on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.

* *	Previously filed.

II-6